                                   FORM 8-K


                                CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(D) OF
                          THE SECURITIES ACT OF 1934


                       Date of Report: December 10, 1998


                       THE ASHTON TECHNOLOGY GROUP, INC.
            (Exact name of registrant as specified in its charter)



                                    1-11747
                           (Commission file number)

         Delaware                                 22-6650372
 (State or other jurisdiction                  (I.R.S. Employer
     of incorporation)                        Identification No.)



           1900 Market Street, Suite 701, Philadelphia, PA     19103
            (Address of principal executive offices with zip code)


                                (215) 751-1900
             (Registrant's telephone number, including area code)



                                Not applicable
         (Former name or former address, if changed since last report)
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ITEM 5.  LEGAL PROCEEDINGS


   Alliant Techsystems, Inc. ("Alliant") with whom the Registrant had a contract for the production of certain ATED Encryption Devices ("ATEDs"), had demanded payment of approximately $292,000, under the contract between Alliant and the Registrant, which the Registrant was contesting. On October 22, 1997, the Registrant filed a Complaint against Alliant in the Court of Common Pleas, County of Philadelphia, Pennsylvania ("PA") for damages and failure of Alliant to perform its obligations under its contract with the Registrant. On December 15, 1997, Alliant filed its Answer and Counterclaims totaling $292,000. Since the filing of this original lawsuit on October 22, 1997, the Registrant encountered warranty-related problems while testing the ATEDs. Alliant had failed to address the reported problems. As a result, the Registrant filed a second Complaint against Alliant for breach of warranty. The second action was commenced on July 20, 1998 and sought damages in excess of $50,000.

   On November 16, 1998, a non-jury civil trial commenced related to the Registrant's first Complaint as well as Alliant's Counterclaim. On November 23, 1998, verdicts were rendered in favor of the Registrant in the amount of $316,000 (plus interest of approximately $28,000) that resolved the pending Complaint by the Registrant against Alliant. Additionally, a verdict for Registrant was rendered which dismissed Alliant's Counterclaims against the Registrant.



                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  /s/ Arthur J. Bacci
Date:  December 10, 1998        ____________________________________
                                Arthur J. Bacci
                                Chief Financial Officer